Exhibit 99.1

NEWS RELEASE

Contact:

Richard J. Cantele, Jr. President and CEO

Salisbury Bank and Trust Company

5 Bissell Street

Lakeville, CT 06039

860.435.9801

rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANK AND TRUST COMPANY COMPLETES ITS PURCHASE AND ASSUMPTION OF THE NEW PALTZ, NEW YORK BRANCH OF EMPIRE STATE BANK FOR ITS RIVERSIDE DIVISION

Lakeville, CT, June 5, 2017 - Salisbury Bank and Trust Company, the wholly owned bank subsidiary of Salisbury Bancorp, Inc. (NASDAQ: SAL) announced that it has completed its acquisition of the New Paltz, New York branch of Empire State Bank, the wholly owned bank subsidiary of ES Bancshares, Inc. (OTC: ESBS). The transaction included Salisbury’s assumption of approximately $31 million in deposits and purchase of approximately $7 million in branch related loans.

Richard J. Cantele, Salisbury Bank and Trust Company’s President and Chief Executive Officer said, “We are pleased to have purchased this branch. The transaction represents a strategic opportunity for Salisbury, which will enable our Riverside Division to reach new customers and better serve our existing customers in Ulster County, New York. This New Paltz branch will expand our capabilities to deliver financial products and services, including trust and wealth advisory services, to the people and businesses of Ulster County and nearby communities. This branch will be our second office west of the Hudson River and our seventh full service banking office in New York State.”

Philip A. Guarnieri, Empire State Bank’s CEO said, “This is a transaction that benefits the customers and shareholders of Empire State Bank. Salisbury Bank and Trust Company, through its Riverside Division, is well known to our customers for providing competitive products combined with a high standard of customer service. Our shareholders gain greater value from the transaction as it will continue to allow us to deliver on our strategic plan.”

FIG Partners, LLC served as financial advisers and Cranmore, FitzGerald & Meaney served as legal counsel to Salisbury Bank and Trust Company. FinPro Capital Advisors, Inc. served as financial advisers and Luse Gorman, PC served as legal counsel to Empire State Bank.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, Sheffield, and South Egremont, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. Salisbury Bank and Trust Company offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.